PRESS RELEASE

November 23, 2004                       Samuel J. Malizia, Chairman of the Board
                                        Board, Nittany Financial Corp.
                                        (814) 272-3502

Nittany Financial Corp.                 David Richards, President and CEO
State College, Pennsylvania             Nittany Financial Corp.
                                        (814) 234-7320

                     NITTANY FINANCIAL CORP. ANNOUNCES PLANS
                      FOR ADDITIONAL COMMON STOCK OFFERING

     November 23, 2004, STATE COLLEGE, PENNSYLVANIA -- NITTANY FINANCIAL CORP. (OTC Ticker Symbol "NTNY"), the holding company of Nittany Bank, State College, Pennsylvania, announced that it is planning to file with the Securities and Exchange Commission ("SEC") a Registration Statement to sell up to 150,000 additional shares of Common Stock. The Corporation will offer 115,000 shares of the common stock, with an option to sell an additional 35,000 shares. The offering will be made for approximately 20 days to shareholders of record as of November 26, 2004 at a price of approximately $26.00 per share. Depending upon SEC review, the offering is expected to start in approximately December 2004 or January 2005. In the event of an oversubscription by existing stockholders, orders will be filled pro-ratably based upon their existing percentage of stockholder ownership. If the stock is not purchased by existing stockholders, it will be offered to the public, with a preference given to current customers of Nittany Bank.

     The President of the Corporation, David Richards, stated, "Although the Corporation has preliminarily established the price at $26.00 per share, the price is subject to change based upon the timing of the offering and the market. The proceeds of the offering will be invested by the Corporation primarily into the capital of Nittany Bank."

     Chairman of the Board of the Corporation, Sam Malizia, stated, "As the only FDIC-insured financial institution headquartered and operated solely in the State College area, the additional shares are expected to be sold primarily to existing stockholders, customers and residents of the State College area."

     Nittany Bank commenced operations in October 1998 with two offices. The Bank currently operates from four offices and five ATMs located downtown State College and on the North, South and East sides of State College. A fifth office is expected to open in early 2005 in the nearby historic town of Bellefonte. Nittany Financial Corp. owns all of the outstanding stock of Nittany Bank, Vantage Investment Advisors, LLC and Nittany Asset Management, Inc. At September 30, 2004, the Company had total assets, deposits, loans (net of allowance for loan losses) and stockholders' equity of $295 million, $247 million, $226 million and $16.8 million, respectively. A copy of the stock offering prospectus may be obtained by contacting LWilliams@NittanyBank.com.

     THE ABOVE INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES. THE OFFER WILL BE MADE SOLELY BY THE PROSPECTUS AND IS NOT BEING MADE TO PERSONS IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION WOULD BE UNLAWFUL.

     The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.